Exhibit 10.5

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2026, by and among I-B Good Works 4, LLC, a Delaware limited liability company (“Sponsor”), IB Acquisition Corp., a Nevada corporation (“SPAC”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement, dated as of March 16, 2026, by and between SPAC and the Company (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”).

WHEREAS, Sponsor owns 3,243,590 shares of common stock, par value $0.0001 per share, of SPAC (the “Founder Shares”);

WHEREAS, in a private placement (the “Private Placement”) that closed concurrently with SPAC’s initial public offering (the “IPO”), Sponsor purchased 610,500 units of SPAC (“Units”), each Unit consisting of one share of common stock, par value $0.0001 per share, of SPAC (“Common Stock”) and one-twentieth of one right, each whole right (the “Rights”) entitling Sponsor to purchase one share of Common Stock (the 610,500 shares of Common Stock and 30,525 Rights included the Units purchased in such private placement, the “Private Placement Securities”);

WHEREAS, in connection with the IPO, SPAC, Sponsor and certain officers and directors of SPAC (collectively, the “Insiders”) entered into a letter agreement, dated as of March 25, 2024 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC securities owned by them;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company are entering into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, by means of an Arrangement pursuant to the CBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares, (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges described in clause (a), the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock, (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the BCA, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on (x) subject to and conditioned upon the Closing, and solely with respect to the transfer restrictions on the Restricted Shares set forth below, the expiration of the Founder Shares Lock-Up Period (as defined below), and (y) with respect to the other obligations set forth in this Section 1, the earlier of (1) the Closing, and (2) the date on which the BCA is validly terminated in accordance with its terms prior to the Closing, for the benefit of the Company, (a) Sponsor agrees, on behalf of itself and its Affiliates, that it and its Affiliates will fully comply with, and perform all of their obligations, covenants and agreements set forth in, the Insider Letter in all material respects, and shall vote all of the shares of SPAC Common Stock (including the shares of SPAC Common Stock underlying the Units purchased in the Private Placement) owned by them in favor of the Transactions, not redeem Sponsor’s or its Affiliates’ shares of SPAC Common Stock in connection with the Transactions and fully comply with the transfer restrictions (as adjusted solely for the benefit of the Company as provided below) with respect to the Founder Shares and the Private Placement Securities (with the transfer restrictions in Section 7(a) of the Insider Letter on the Founder Shares (and as adjusted solely for the benefit of the Company as provided below) applied to the Private Placement Securities , mutatis mutandis, in each case subject to the exceptions set forth in the Insider Letter; provided, however, that solely for purposes of the foregoing restriction on transfer of the Founder Shares and the Private Placement Securities, (the “Restricted Shares”), Sponsor hereby agrees that, subject to and conditioned upon the Closing, the “Founder Shares Lock-Up Period” applicable to the Restricted Shares hereunder shall be deemed to end on the earlier of (A) six (6) months after the date of the Closing, (B) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Common Stock for cash, securities or other property, and (C) such shorter period as specified in the Lock-Up Agreement.

2. Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding Founder Shares, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the Closing, hereby waives, to the fullest extent permitted by law, any rights to adjustment or other anti-dilution protections to which it may be entitled in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the BCA is validly terminated in accordance with its terms. All other terms related to the SPAC Common Stock shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the BCA or the Ancillary Agreements in connection with the consummation of the Transactions, which modifications shall be effective only upon the consummation of the Transactions.

3. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that none of SPAC, ExchangeCo or CallCo shall be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge each of SPAC, ExchangeCo, CallCo and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

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(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3, in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3 and that, without such waiver, SPAC and the Company would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the BCA, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA; (B) the Insider Letter; (C) the Amended and Restated Registration Rights Agreement; (D) any PIPE Subscription Agreement to which a Releasing Party may be a party; or (E) any underwriting agreement, business combination marketing agreement, financial advisory agreement, PIPE placement agent agreement, engagement letter or any similar agreement in respect of the Transactions to which a Releasing Party may be a party and that (in each case) is disclosed in the SPAC Disclosure Letter, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the BCA or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of SPAC owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any SPAC Governing Documents of its Subsidiaries or any indemnity or similar agreements by SPAC or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the SPAC Disclosure Letter or as contemplated by Section 6.7 of the BCA.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

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4. Reserved.

5. Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the organizational documents of Sponsor, (B) conflict with or violate, in any respect, any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Governmental Order or Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of a Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Founder Shares. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Founder Shares listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Founder Shares and (iii) Sponsor has not entered into any voting agreement (other than this Sponsor Support Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Founder Shares.

(d) Ownership of Private Placement Securities. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Private Placement Securities listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to the shares of SPAC Common Stock underlying the Units purchased in the Private Placement and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such shares of SPAC Common Stock underlying the Units purchased in the Private Placement.

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(e) Contracts with SPAC. Except for (a) the Contracts described in Section 3(c) or otherwise disclosed in the SPAC Disclosure Letter and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

6. Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the date on which the BCA is validly terminated in accordance with its terms, for the benefit of the Company, Sponsor shall not, and shall cause its Affiliates not to, directly or indirectly (i) initiate any negotiations with any Person solely with respect to SPAC, or provide any non-public information or data concerning SPAC to any Person relating to, a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC) or afford to any Person access to the business, properties, assets or personnel of SPAC (in each case, solely in their respective capacities as businesses, properties, assets or personnel of SPAC disregarding whether they are shared by other special purpose acquisition companies or their representatives) in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (ii) enter into, or encourage SPAC to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6 by Affiliates of Sponsor shall be deemed to be a breach of this Section 6 by Sponsor. For avoidance of doubt, this Section 6 shall in no way restrict any officer or director of Sponsor or its Affiliates from duly exercising his or her authority, or otherwise acting in his or her capacity, as officer or director of any entity (including with respect to any other special purpose acquisition companies and/or their sponsors) other than Sponsor or SPAC.

7. Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by the BCA and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the BCA.

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8. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 1, 2, 3, 4 and 8 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

IB Acquisition Corp.
1200 N Federal Highway, Suite 215
Boca Raton, FL 33432
Email: [***]
Attention: Chief Executive Officer

with copies to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Email: [***]
Email: [***]

Attention: Ralph V. De Martino and Marc E. Rivera

if to Sponsor, to it at:

I-B Good Works 4, LLC
1200 N Federal Highway, Suite 215
Boca Raton, FL 33432
Email: [***]

Attention: Shelley Leonard

with copies to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Email: [***]
Email: [***]
Attention: Ralph V. De Martino and Marc E. Rivera

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if to the Company or, after Closing, SPAC, to it at:

c/o GNQ Insilico Inc.
6200 Stoneridge Mall Road, Suite 300
Pleasanton, CA 94588
Email: [***]

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP
1600 West End Avenue
Nashville, TN 37203

Email: [***]
Email: [***]

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200
Toronto, ON M4H 0B4
Canada
Email: [***]

Attention: Omar Soliman

(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought, provided that, prior to the Closing, SPAC shall not waive any of its rights hereunder without the prior written consent of the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares, Private Placement Securities to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to SPAC and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement. Without limiting the foregoing, if the aggregate amount of SPAC Transaction Expenses (excluding any fees paid by SPAC that were incurred by the Company) exceeds the SPAC Transaction Expenses Cap, then, at the election of Sponsor made at or prior to Closing by delivery of written notice thereof to SPAC and the Company (the “Excess Expense Notice”), Sponsor shall either (A) pay to SPAC at Closing the Excess Expense Amount in cash, or (B) effective immediately following Closing, forfeit a number of shares of SPAC Common Stock held by Sponsor immediately following Closing equal to the quotient obtained by dividing the Excess Expense Amount by $10.00, and Sponsor shall immediately thereafter surrender such forfeited shares to SPAC, whereupon such shares shall be cancelled and retired. If Sponsor shall fail to deliver the Excess Expense Notice to SPAC and the Company prior to the Closing, then Sponsor shall be deemed to have made the election referred to in clause (B) of the immediately preceding sentence.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

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(k) Publicity. All press releases or other public communications of Sponsor relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that Sponsor shall not be required to obtain consent pursuant to this Section 8(k) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8(k). The restriction in this Section 8(k) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Sponsor shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing. The restriction in this Section 8(k) shall also not apply to disclosures set forth in marketing materials distributed by Sponsor or its Affiliates for limited or confidential circulation.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Arrangement (including the Share Exchanges) and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a stockholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) Reserved.

(o) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Stockholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

IB ACQUISITION CORP.,
a Nevada corporation

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Chief Executive Officer

Sponsor:

I-B GOOD WORKS 4, LLC,
a Delaware limited liability company

By:	/s/ Shelley Leonard
Name:	Shelley Leonard
Title:	Managing Member

Company:

GNQ INSILICO INC.,
a corporation formed under the federal laws of Canada

By:	/s/ Rehan Huda
Name:	Rehan Huda
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

SCHEDULE I

Stockholder	Number of Founder Shares	Number and Type of Private Placement Securities
I-B Good Works 4, LLC	3,243,590 shares of Common Stock	610,500 shares of Common Stock 30,252 shares of Common Stock to be issued upon conversion of the private placement rights